Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-231412 (Form S-3) of Evolution Petroleum Corporation of our report dated September 15, 2017, relating to the consolidated financial statements of Evolution Petroleum Corporation, which report appears in the Form 10-K of Evolution Petroleum Corporation for the year ended June 30, 2018 (and expresses an unqualified opinion), and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Houston, Texas
May 31, 2019